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                                                                     Exhibit 4.2

                     AMENDMENT NO. 1 TO GUARANTEE AGREEMENT

     AMENDMENT NO. 1, dated as of December 29, 1998, by and among HOST MARRIOTT CORPORATION, a Delaware corporation ("Host Marriott" and, prior to the Company Merger as defined below, the "Company"), HMC MERGER CORPORATION, a Maryland corporation ("Merger Sub" and from and after the Company Merger, the "Company") and IBJ SCHRODER BANK & TRUST COMPANY, as Trustee (the "Trustee") to the Guarantee Agreement relating to the Preferred Securities of Host Marriott Financial Trust, dated as of December 2, 1996 (as amended from time to time, the "Guarantee Agreement"), between the Company and the Trustee.

                                    RECITALS
                                    --------

     WHEREAS, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of December 2, 1996, among the trustees named therein, Host Marriott, as depositor, and the holders from time to time of undivided beneficial interests in the assets of Host Marriott Financial Trust (the "Issuer"), the Issuer issued 11,000,000 6 3/4% Convertible Quarterly Income Preferred Securities, liquidation preference $50 per preferred security (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Trust Agreement;

     WHEREAS, the Preferred Securities and the proceeds thereof, together with the proceeds from the issuance of the Issuer's common securities, were used to purchase the Debentures (as defined in the Trust Agreement), of the Company which were deposited with IBJ Schroder Bank & Trust Company, as Property Trustee under the Trust Agreement, as trust assets;

     WHEREAS, as incentive for the holders to purchase Preferred Securities, Host Marriott irrevocably and unconditionally agreed, to the extent set forth in the Guarantee Agreement, to pay to the holders of the Preferred Securities the Guarantee Payments (as defined in the Guarantee Agreement) and to make certain other payments on the terms and conditions set forth herein; and

     WHEREAS, Host Marriott intends to merge with and into Merger Sub and Merger Sub will be the continuing Person in such merger (the "Company Merger") and become the guarantor under the Guarantee Agreement;

     WHEREAS, in connection with the Company Merger, the Issuer will merge (the "Trust Merger") with and into a business trust (the "Successor Trust") established pursuant to the Delaware Business Trust Act for the purpose of merging with, and being a successor to, the Issuer and the preferred securities of the Issuer shall become preferred securities of the Successor Trust;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

     Section 1.  Successor Guarantor. (a) Effective upon consummation of the
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Company Merger, Merger Sub will succeed to, and be substituted for, and may exercise every right and

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power of, Host Marriott under the Guarantee Agreement with the same effect as if
Merger Sub had been named therein as the guarantor, and hereby assumes, effective upon consummation of the Company Merger, all of the obligations of Host Marriott under the Guarantee Agreement.

     (b) For purposes of this Amendment No. 1, the guarantee of Merger Sub hereunder shall constitute the irrevocable and unconditional agreement to pay in full to the holders of the preferred securities of the Successor Trust, as Successor Securities, the Guarantee Payments with respect to such Successor Securities (without duplication of amounts theretofore paid by or on behalf of the Successor Trust), as and when due, in the manner and to the fullest extent provided in the Guarantee Agreement.

     Section 2.  Defined Terms.  All capitalized terms used but not defined
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herein shall have the meaning attributed to such terms under the Guarantee
Agreement.

     Section 3. The Trustee shall not responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by Merger Sub.

     Section 4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULE 327(B). MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE SECURITIES AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURT. MERGER SUB IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, NOTHING HEREIN SHALL EFFECT THE RIGHT OF THE TRUSTEE OR ANY SECURITY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST MERGER SUB IN ANY OTHER JURISDICTION.

     Section 5. The parties may sign any number of copies of this Amendment No. 1 to Guarantee Agreement. Each signed copy shall be an original but all such executed copies together shall represent the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have cause this Amendment No. 1 to
Guarantee Agreement to be duly executed, all as of the date first written above.


                              HOST MARRIOTT CORPORATION


                              By:
                                  -------------------------------------
                                  Name:
                                  Title:

                              HMC MERGER CORPORATION


                              By:
                                  -------------------------------------
                                  Name:
                                  Title:

                              IBJ SCHRODER BANK & TRUST COMPANY

                              as Trustee


                              By:
                                  -------------------------------------
                                  Name:
                                  Title:

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